Exhibit 99.1

AT VITAL IMAGES:	AT ECLIPSYS:
Michael H. Carrel	Michael E. Donner
(612) 455-1700	(561) 322-4485
www.vitalimages.com	Michael.donner@eclipsys.com

AT PADILLA SPEER BEARDSLEY:

Nancy A. Johnson/Marian Briggs

(612) 455-1700

njohnson@psbpr.com/mbriggs@psbpr.com

FOR IMMEDIATE RELEASE

VITAL IMAGES and ECLIPSYS Establish Partnership to Provide Advanced Visualization and Analysis Software to Radiologists Enabling Integrated PACS Workflow

Companies Sign Marketing and Reseller Agreement

Minneapolis — June 21, 2005—Vital Images, Inc. (NASDAQ: VTAL), a leading provider of enterprise-wide advanced visualization and analysis solutions, has signed a marketing and sales agreement with Eclipsys Corporation® (NASDAQ: ECLP), a leading provider of advanced healthcare information technology solutions.  Under this agreement, the Eclipsys sales force will resell Vital Images’ Vitrea® 2 software to its customers as an add-on component to the Eclipsys Sunrise PACS™ solution.  Sunrise PACS is part of Eclipsys’ Diagnostic Imaging Solutions™, which consists of Sunrise PACS and Sunrise RIS™.  Financial details in regards to the reseller agreement were not disclosed.

The addition of Vitrea software to the Sunrise PACS solution will provide radiologists with advanced visualization and analysis capabilities. 3D images are sent directly to the Sunrise PACS workstation, allowing radiologists to launch the application and post-process those images with a right click of the mouse, without interruption to the workflow.

“This agreement reflects our commitment to integrating advanced visualization and analysis tools into the IS PACS market," said Jay D. Miller, Vital Images president and chief executive officer. "We continue to see an increased demand from radiologists and clinicians outside radiology who require accessible advanced visualization capabilities. We look forward to providing Vitrea software to Eclipsys customers.”

Accessing Vitrea through a PACS network and from within the electronic health record means more radiologists and referring physicians can make use of advanced visualization and analysis software. This enables hospitals and clinics to acquire, distribute and manage medical images and diagnostic reports across the healthcare system as an enterprise asset.

"We are excited to partner with Vital Images,” said Kevin Flynn, BSN, MS, vice president and general manager, Eclipsys Diagnostic Imaging Solutions. “The integration of Vitrea software within our Sunrise PACS solution, provides radiologists with immediate access to 3D images, greatly improving the radiology workflow.”

About Eclipsys Diagnostic Imaging Solutions

Eclipsys Diagnostic Imaging Solutions consists of Sunrise RIS (radiology information system) and Sunrise PACS (picture archiving and communications system). This integrated suite enables clinicians to view patient medical records and diagnostic images and reports in real time. Sunrise RIS and Sunrise PACS are available as part of an enterprise solution or as a standalone product.

About Eclipsys

Eclipsys is a leading provider of advanced clinical, financial and management information software and service solutions to more than 1,500 healthcare facilities. Eclipsys empowers healthcare organizations to improve patient safety, revenue cycle management and operational efficiency through innovative information solutions. For more information, see www.eclipsys.com  or e-mail info@eclipsys.com.

Vitrea 2

Vitrea® 2 software is Vital Images’ advanced visualization solution that creates 2D, 3D and 4D images of human anatomy from CT (computed tomography), MR (magnetic resonance) and PET (positron emission tomography) image data.  With this productivity-enhancing tool, physicians can easily navigate within these images to better understand and diagnose disease conditions.  The Vitrea product addresses specialists’ needs through various software options for cardiac, colon, vessel probe and other applications.  In addition, Vitrea 2 software utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.  Other capabilities and partnerships with PACS (picture archiving and communications systems) providers expand physicians’ access to Vitrea software throughout an enterprise.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization software solutions for use in disease-screening applications, clinical diagnosis and therapy planning.  The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine.  Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2004.

Vitrea® is a registered trademark and ViTALConnect™ is a trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

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